UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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UCBH HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UCBH HOLDINGS, INC.
711 Van Ness Avenue
San Francisco, California 94102
(415) 928-0700

March 24, 2003

Dear Fellow Stockholders:

     You are cordially invited to attend the Annual Meeting (the “Meeting”) of Stockholders of UCBH Holdings, Inc. (the “Company”), which will be held on Thursday, April 24, 2003, at 10:00 a.m. Pacific time at the Holiday Inn, San Francisco Financial District, 750 Kearny Street, Coit Tower Rooms I and II, San Francisco, California.

     At the Meeting, we will elect two directors, amend the 1998 Stock Option Plan to increase the number of shares reserved thereunder, amend the Company’s Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of Common Stock, ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants and report on the performance of the Company. We, as well as representatives of PricewaterhouseCoopers LLP, will be present at the Meeting to respond to any questions you may have regarding the business to be transacted. Attached is the Notice of the Meeting and the Proxy Statement describing the formal business to be transacted at the Meeting.

     For the reasons set forth in the Proxy Statement, the Board unanimously recommends that you vote “FOR” the nominees for directors specified under Proposal 1, “FOR” the approval of the amendment of the 1998 Stock Option Plan to increase the number of shares reserved thereunder as specified under Proposal 2, “FOR” the approval of the amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of Common Stock as specified under Proposal 3 and “FOR” the ratification of the appointment of the independent accountants as specified under Proposal 4.

     Whether or not you expect to attend, please sign and return the enclosed proxy card promptly. Your cooperation is appreciated since a majority of the shares of Common Stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

     On behalf of the Board of Directors and all of the employees of the Company, we thank you for your continued interest and support.

Sincerely,
/s/ Thomas S. Wu
Thomas S. Wu Chairman of the Board President and Chief Executive Officer

UCBH HOLDINGS, INC.
711 Van Ness Avenue
San Francisco, California 94102
(415) 928-0700
__________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 24, 2003
__________________________________

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting (the “Meeting”) of Stockholders of UCBH Holdings, Inc. (the “Company”) will be held on April 24, 2003, at 10:00 a.m. Pacific time at the Holiday Inn, San Francisco Financial District, 750 Kearny Street, Coit Tower Rooms I and II, San Francisco, California, for the following purposes:

1.	To elect two directors for three-year terms;

2.	To approve an amendment to the 1998 Stock Option Plan to increase the number of shares reserved thereunder;

3.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of Common Stock;

4.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants; and

5.	Such other matters as may properly come before the Meeting.

Stockholders owning UCBH Holdings, Inc. shares at the close of business on February 28, 2003, are entitled to attend and vote at the Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum, or to approve or ratify any of the foregoing proposals at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A complete list of stockholders entitled to vote at the Meeting will be available at the executive offices of UCBH Holdings, Inc., 711 Van Ness Avenue, San Francisco, California 94102, for a period of ten days prior to the Meeting and will also be available at the Meeting itself.

By Order of the Board of Directors,
/s/ Eileen Romero
Eileen Romero Corporate Secretary

San Francisco, California
March 24, 2003

UCBH HOLDINGS, INC.
_______________________

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
APRIL 24, 2003
_______________________

Solicitation and Voting of Proxies

     This Proxy Statement is being furnished to stockholders of UCBH Holdings, Inc. (the “Company”) in connection with the solicitation by the Board of Directors (“Board of Directors” or “Board”) of proxies to be used at the Annual Meeting of Stockholders (the “Meeting”), to be held on April 24, 2003 at 10:00 a.m. Pacific time at the Holiday Inn, San Francisco Financial District, 750 Kearny Street, Coit Tower Rooms I and II, San Francisco, California, and at any adjournments thereof. The 2002 Annual Report to Stockholders, including consolidated financial statements for the year ended December 31, 2002 accompanies this Proxy Statement, which is first being mailed to recordholders on or about March 24, 2003.

     Regardless of the number of shares of Common Stock owned, it is important that recordholders of a majority of the shares be represented by proxy or present in person at the Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxy cards will be voted "FOR” the election of the nominees for directors named in this Proxy Statement as specified under Proposal 1, “FOR” the approval of the amendment to the 1998 Stock Option Plan to increase the number of shares reserved thereunder as specified under Proposal 2, “FOR” the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of Common Stock as specified under Proposal 3 and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company for the year ending December 31, 2003 as specified under Proposal 4.

     Other than the matters set forth on the attached Notice of the 2003 Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Meeting and at any adjournments thereof, including whether or not to adjourn the Meeting.

PROPOSAL 1. ELECTION OF DIRECTORS
PROPOSAL 2. APPROVAL OF AMENDMENT TO THE UCBH HOLDINGS, INC. 1998 STOCK OPTION PLAN
PROPOSAL 3. APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
PROPOSAL 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     You may revoke your proxy at any time prior to its exercise by filing a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the recordholder to vote personally at the Meeting.

     The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, Mellon Investor Services, a proxy solicitation firm, will assist the Company in soliciting proxies for the Meeting and will be paid a fee of $5,500, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone by directors, officers and other employees of the Company and its subsidiary, United Commercial Bank (the “Bank”), without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities

     The securities which may be voted at the Meeting consist of shares of common stock of the Company (“Common Stock”), with each share entitling its owner to one vote on all matters to be voted on at the Meeting, except as described below. There is no cumulative voting for the election of directors.

     The close of business on February 28, 2003 has been fixed by the Board of Directors as the record date (the “Record Date”) for the determination of stockholders of record entitled to notice of and to vote at the Meeting and at any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 21,066,047 shares.

     As provided in the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), recordholders of Common Stock beneficially owned by a person who beneficially owns in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote in respect of the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as, by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors to construe and apply the Limit and to make all determinations necessary or desirable to implement the Limit.

     The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company’s Certificate of Incorporation) is necessary to constitute a quorum at the Meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies.

     As for the election of directors set forth in Proposal 1, the proxy card being provided by the Board of Directors enables a stockholder to vote “FOR” the election of the nominees proposed by the Board of Directors, or to “WITHHOLD” authority to vote for one or more of the nominees being proposed. Under Delaware law and the Company’s bylaws, the election of a director requires a plurality of the votes cast, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld. Plurality of the votes means that the two nominees receiving the highest number of yes (“FOR”) votes will be elected as directors.

     As to the approval of the amendment to the 1998 Stock Option Plan as set forth in Proposal 2, the approval of the amendment to the Company’s Certificate of Incorporation as set forth in Proposal 3 and the ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company as set forth in Proposal 4 and all other matters that may properly come before the Meeting, by checking the appropriate box, a stockholder may: (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal, or (iii) “ABSTAIN” from voting on such proposal.

     Under Delaware law and the Company’s bylaws, the affirmative vote of a majority of the votes present at the Meeting, in person or by proxy, and entitled to vote is required to constitute stockholder approval and ratification of Proposals 2 and 4. Shares as to which the “ABSTAIN” box has been selected on the proxy card for such proposals will be counted in determining the total number of shares present and entitled to vote and will have the effect of a vote against such proposals. Shares underlying broker non-votes will not be counted as present and entitled to vote or votes cast and will have no effect on such proposals.

     Under Delaware law and the Company’s bylaws, the affirmative vote of a majority of the outstanding shares entitled to vote is required to constitute stockholder approval of Proposal 3. Accordingly, shares as to which the “ABSTAIN” box has been selected on the proxy card with respect to Proposal 3 will be counted as present and entitled to vote and shall have the effect of a vote against the proposal. Shares underlying broker non-votes shall be counted as present and entitled to vote on such proposal and shall have the effect of a vote against the proposal.

     Proxies solicited hereby will be returned to the Company’s transfer agent, Mellon Investor Services, and will be tabulated by inspector(s) of election designated by the Board of Directors, who will not be employed by, or be a director of, the Company or any of its affiliates. After the final adjournment of the Meeting, the proxies will be returned to the Company for safekeeping.

Security Ownership of Certain Beneficial Owners

     The following table sets forth information as to those persons believed by the Company to be beneficial owners of more than 5% of the Company’s outstanding shares of Common Stock on the Record Date, as disclosed in certain reports received to date regarding such ownership filed by such persons with the Company and with the Securities and Exchange Commission (“SEC”), in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Other than those persons listed, the Company is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of the Company’s Common Stock as of the Record Date.

	Name and Address of	Amount and Nature
Title of Class	Beneficial Owner	of Beneficial Ownership	Percent of Class(4)

Common Stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street P.O. Box 17218 Baltimore, Maryland 21202	1,423,400 (1) (2)	6.76%

Common Stock	Westfield Capital Management Co., LLC One Financial Center Boston, MA 02111	1,198,598 (3)	5.69%

(1)	Based on information contained in a Schedule 13G filed with the SEC on February 5, 2003.

(2)	These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based on information contained in a Schedule 13G filed with the SEC on January 16, 2002.

(4)	As of the Record Date, there were 21,066,047 shares of Common Stock outstanding.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1.
ELECTION OF DIRECTORS

     The authorized number of directors constituting the Board of Directors at the Company is nine (9). As of the Record Date, there were two (2) vacancies on the Board of Directors of the Company. Each of the members of the Board of Directors of the Company also serves as a Director of United Commercial Bank (the “Bank”), which is a wholly-owned subsidiary of the Company. Directors are elected for staggered terms of three years each, with the term of office of one of the three classes of Directors expiring each year. Directors serve until their successors are elected and qualified.

     The two nominees proposed for election at this Meeting are Jonathan H. Downing and Michael Tun Zan. Messrs. Downing and Tun Zan are nominated for terms to expire at the annual meeting to be held in 2006. No person being nominated as a Director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

     In the event that any such nominee is unable to serve, or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. The proxies cannot be voted for a greater number of persons than the number of nominees named. Unless authority to vote for the nominee is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted “FOR” the election of the nominees proposed by the Board of Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ELECTION OF JONATHAN H. DOWNING AND MICHAEL TUN ZAN AS DIRECTORS OF UCBH HOLDINGS, INC.

Information with Respect to the Nominees, Continuing Directors and Certain Executive Officers of the Company

     The following table sets forth, as of the Record Date, the names of the nominees, continuing Directors and Named Executive Officers of the Company, as defined below: their ages; their position with the Company; the year in which each became a Director and the year in which their terms (or in the case of the nominees, their proposed terms) as Director of the Company expire. The table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each Director and Named Executive Officer and all Directors and executive officers as a group as of the Record Date.

					Shares of Common	Right to Acquire
					Stock Beneficially	Shares of Common
Nominees for Directors	Title (1)	Age	Director Since (2)	Term to Expire	Owned (3)(11)	Stock (4)	Percent of Class (5)

Jonathan H. Downing (7)	Executive Vice President, Chief Financial Officer and Director	51	1993	2006	47,704	160,000	*

Michael Tun Zan (6,9,10)	Director	66	2002	2006	3,000	8,000	*

					Shares of Common	Right to Acquire
					Stock Beneficially	Shares of Common
Continuing Directors	Title (1)	Age	Director Since (2)	Term to Expire	Owned (3)	Stock (4)	Percent of Class (5)

Li-Lin Ko (7,8)	Director	53	2000	2005	1,000	16,000	*

Ronald S. McMeekin (6,8)	Director	69	1998	2005	—	23,400	*

Dr. Godwin Wong (6,8,10)	Director	53	1998**	2004	42,000	32,234	*

Joseph S. Wu (7,8,9,10)	Director	38	2000	2005	—	15,334	*

Thomas S. Wu	Chairman of the Board of Directors, President and Chief Executive Officer	44	1998	2004	71,667	466,667	2.56%

Named Executive			Shares of Common	Right to Acquire
Officers Who Are Not			Stock Beneficially	Shares of Common
Directors	Title (1)	Age	Owned (3)	Stock (4)	Percent of Class (5)

Louis E. Barbarelli	Executive Vice President and Chief Information Officer	60	6,666	78,671	*

Sylvia Loh	Executive Vice President and Director of Commercial Banking	47	12,189	170,000	*

William T. Goldrick	Executive Vice President and Chief	71	6,666	44,670	*

Named Executive			Shares of Common	Right to Acquire
Officers Who Are Not			Stock Beneficially	Shares of Common
Directors	Title (1)	Age	Owned (3)	Stock (4)	Percent of Class (5)

Credit Officer

All Directors and Executive Officers as a Group (15 persons)			204,226	1,150,810	6.43%

*	Does not exceed 1.0% of the Company’s voting securities.

**	Dr. Wong has been a director of the Bank since 1994.

(1)	Titles are for both the Company and the Bank unless otherwise indicated.

(2)	The date given includes years during which the director served on the Board of USB Holdings, Inc., the predecessor to UCBH Holdings, Inc.

(3)	Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported herein.

(4)	Represents options granted under the Amended UCBH Holdings, Inc. 1998 Stock Option Plan (the “Stock Option Plan”) which have vested or will vest within sixty-one days of the Record Date.

(5)	As of the Record Date, there were 21,066,047 shares of Common Stock outstanding.

(6)	Member of the Credit Committee of which Dr. Godwin Wong is the Chairman.

(7)	Member of the Investment Committee of which Ms. Li-Lin Ko is the Chairperson.

(8)	Member of the Audit Committee of which Mr. Ronald S. McMeekin is the Chairman.

(9)	Member of the Nominating Committee of which Mr. Michael Tun Zan is the Chairman.

(10)	Member of the Human Resources Committee of which Mr. Joseph S. Wu is the Chairman.

(11)	Includes Common Stock held in a unitized fund pursuant to the Company’s 401(k) plan. The number of shares of Common Stock reported is based on the value of the unitized units in the Company’s fund as reported on February 19, 2003.

Nominees for Directors:

     Mr. Jonathan H. Downing was appointed Executive Vice President and Chief Financial Officer of the Company and the Bank effective January 9, 2003. Prior to his appointment, he served as Executive Vice President, Chief Financial Officer and Treasurer of the Company and the Bank effective January 1, 2002. Prior to his appointment, he served as Senior Vice President and Chief Financial Officer of the Company and the Bank since 1989. Mr. Downing has served as a director of the Bank since January 1991 and of the Company since November 1993. Mr. Downing joined the Bank in 1986 in conjunction with the acquisition of FPM Mortgage, of which Mr. Downing was a co-founder. Mr. Downing holds a Bachelor’s degree in Accounting from California State University, San Diego, and obtained a professional designation of Certified Public Accountant.

     Mr. Michael Tun Zan was appointed as a director of the Company and the Bank on April 25, 2002. Mr. Tun Zan has 46 years of banking experience, including 35 years of direct experience in the California market. Before joining the Company and the Bank, Mr. Tun Zan was the Senior Executive and Chairman of the Northern California Board of Advisors of City National Bank, following their acquisition of the Pacific Bank in San Francisco. As one of the founders of The Pacific Bank, he advanced from Executive Vice President responsible for the International Division to serving as Chairman, President and Chief Executive Officer of the bank. Mr. Tun Zan also held various executive level positions at The Chartered Bank of London, a member of The Standard Chartered Banking Group, during his long-term banking career. Mr. Tun Zan holds a Bachelor of Commerce Degree from the University of Rangoon, Burma.

Continuing Directors:

     Ms. Li-Lin Ko has held the position of Executive Vice President, Finance at Pacific Shore Funding in Lake Forest, California since January 1999. Previously, Ms. Ko was Chief Financial Officer at several financial institutions, including Plaza Home Mortgage Corporation. In a career spanning 28 years, she has gained strong experience in financial institutions ranging from publicly-held savings banks to privately-owned mortgage banks. Ms. Ko holds a Bachelor’s degree in Accounting from California State University, Fullerton, and obtained a professional designation of Certified Public Accountant. She was formerly with Arthur Young & Company (now Ernst & Young). Ms. Ko has served as a director of the Company and the Bank since January 2000.

     Mr. Ronald S. McMeekin was appointed as a director of the Company and the Bank in July 1998. With over 33 years of extensive domestic and overseas banking experience, he has served as Chief Executive Officer of Bank of the Orient in San Francisco from 1990 to 1996, I.B.I. Asia in Hong Kong from 1988 to 1989, and Ocean Leila in Hong Kong from 1973 to 1976 and prior to which he was a senior officer of Crocker National Bank, San Francisco and Standard Chartered Bank, London. Mr. McMeekin retired as an executive in 1996.

     Dr. Godwin Wong has been a director of the Bank since 1994 and of the Company since April 1998. Having been a professor at the Haas School of Business at the University of California at Berkeley for 18 years, Dr. Wong has also lectured to business executives in twenty countries, notably in Zurich, Switzerland. Harvard trained, Dr. Wong has served on the boards of directors of several California banks and corporations.

     Mr. Joseph S. Wu has served as a partner with the law firm of Arter & Hadden, LLP since 1999 and currently chairs the firm’s West Coast Asian/Pacific Rim practice, supporting clients in investments and related activities between the United States and the Pacific Rim. Prior to joining Arter & Hadden in 1997, Mr. Wu was associated with the international law firm of Morgan, Lewis & Bockius, LLP, where he established his practice in handling commercial business matters for clients between the United States and Asia. Mr. Wu holds a Bachelor of Arts degree from the University of California at Irvine and a Juris Doctorate from the University of California at Los Angeles. Mr. Wu has served as a director of the Company and the Bank since October 2000.

     Mr. Thomas S. Wu was appointed Chairman, President, and Chief Executive Officer of the Company and the Bank on October 10, 2001. Prior to this appointment, he served as President and Chief Executive Officer of the Bank effective January 1, 1998. Prior to that appointment, Mr. Wu was the Executive Vice President and Director of the Bank as of September 25, 1997. Mr. Wu was elected President and Chief Executive Officer of the Company effective March 26, 1998, and as a director of the Company on April 17, 1998. Previously, Mr. Wu was the Director of Customer Care for Pacific Link Communications Limited in Hong Kong where he was responsible for formulating and implementing customer care, customer retention, and customer communications strategies. Mr. Wu served as a director of the Bank from 1995-1996 and was a Senior Vice President, Head of Retail Banking of the Bank from 1992-1996 when, in addition to heading up the retail banking division, he directed the marketing, public relations, loan originations, branch administration and operations control functions. Mr. Wu also served the Bank as Vice President, Regional Manager, of its Southern California Retail Banking Division from 1991-1992.

Named Executive Officers Who Are Not Directors:

     Mr. Louis E. Barbarelli was appointed the Executive Vice President and Chief Information Officer of the Company and the Bank effective July 1, 2002. Previously, Mr. Barbarelli served as Senior Vice President and Chief Information Officer of the Company and the Bank effective February 1, 2002. Prior to that appointment, he served as Senior Vice President, Chief Information Officer and Director of Operations of the Company and the Bank effective January 1, 2000. Prior to that appointment, he served as Senior Vice President and Director of Operations and Systems of the Bank since August 1993. Prior to 1993, he served for two years as a Senior Vice President and Chief Auditor of the Bank.

     Ms. Sylvia Loh has been an Executive Vice President and Director of Commercial Banking of the Company and the Bank since July 1, 2002 and joined the Bank as Vice President and Head of Commercial Banking in January 1996. From 1992 to 1996, Ms. Loh held the position of Vice President, Relationship Manager, Bank of America, International Trade Bank.

     Mr. William T. Goldrick has been Executive Vice President and Chief Credit Officer of Company and the Bank since July 1, 2002. Prior to that appointment, he served as Senior Vice President and Chief Credit Officer of the Bank since January 1997 and of the Company since April 1998. Previously, Mr. Goldrick was the Senior Vice President, Senior Credit Officer for America California Bank; Chief Lending Officer for National American Bank; First Vice President-Manager Loan Administration for MBANK; Vice President-Credit Policy and Vice President-Senior Credit Officer for Asia for Crocker National Bank. Mr. Goldrick has also held various international banking positions with Citibank. Mr. Goldrick received a B.A. in Economics from the University of California, Santa Barbara in 1957.

     No director, nominee, or executive officer of the Company or the Bank is related to any other director, nominee, or executive officer by blood, marriage or adoption.

Meetings and Committees

     The Board of Directors of the Company met 11 times (4 regular meetings and 7 special meetings) during the year ended December 31, 2002, and had the following standing committees which met during the year as specified below: The Credit Policy and Investment Committee, the Human Resources Committee, the Nominating Committee and the Audit Committee. Each of the incumbent directors of the Company attended at least 93% of the total number of the Company’s Board meetings held and committee meetings for the committees on which such directors served during 2002. The members of the Company’s Board of Directors also serve on the Bank’s Board of Directors. The Bank’s Board of Directors has the same committees as the Company’s with the same members of the Company.

     Credit Policy and Investment Committee. From July 11, 2002 through January 10, 2003, the Credit Policy and Investment Committee of the Company and the Bank was composed of seven members of the Board of Directors (Dr. Godwin Wong, Jonathan H. Downing, Ronald S. McMeekin, Michael Tun Zan, Joseph S. Wu, Thomas S. Wu, and Li-Lin Ko). Prior to July 11, 2002, the Credit Policy and Investment Committee of the Company and the Bank was composed of six members of the Board of Directors (Dr. Godwin Wong, Jonathan H. Downing, Ronald S. McMeekin, Joseph S. Wu, Thomas S. Wu and Li-Lin Ko). The Credit Policy and Investment Committee is responsible for approving credit policies, setting parameters for credit risks, monitoring the overall credit risk profile for the Company and the Bank and the allowance for loan losses. The Credit Policy and Investment Committee of the Company and of the Bank each met 5 times during 2002.

     As of January 10, 2003, the functions of the Credit Policy and Investment Committee of the Company and the Bank were separated, and two new committees were formed: the Credit Committee (Dr. Godwin Wong as Chairperson and Ronald S. McMeekin and Michael Tun Zan as members), and the Investment Committee (Li-Lin Ko as Chairperson and Jonathan H. Downing and Joseph S. Wu as members).

     Human Resources Committee. As of July 11, 2002, the Human Resources Committee of the Company and the Bank has been composed of three outside directors (Joseph S. Wu, Michael Tun Zan and Dr. Godwin Wong). Prior to July 11, 2002, the Human Resources Committee of the Company and the Bank was composed of four outside directors (Joseph S. Wu, Ronald S. McMeekin, Dr. Godwin Wong and Li-Lin Ko). The Human Resources Committee reviews and recommends to the Board of Directors compensation for senior management of the Company and the Bank; the adoption, amendment and implementation of incentive compensation plans, stock option plans, and other benefit plans and programs as well as senior management succession plans for the Company and the Bank. In 2002, the Human Resources Committee met 4 times.

     Nominating Committee. The Nominating Committee is composed of outside directors, and identifies, recruits, interviews, evaluates and nominates individuals for election as Directors of the Company. From January 9, 2002 to July 10, 2002, the Nominating Committee of the Company and the Bank was composed of Li-Lin Ko, Ronald S. McMeekin, Dr. Godwin Wong and Joseph S. Wu. From July 11, 2002 to January 10, 2003, the Nominating Committee of the Company and Bank was composed of Li-Lin Ko, Michael Tun Zan and Ronald S. McMeekin. The Nominating Committee met 3 times in 2002. As of January 10, 2003, the Nominating Committee was composed of Michael Tun Zan (the Chairperson) and Joseph S. Wu. All members of the Board participated in the board performance evaluation using the self-assessment questionnaire developed by the Nominating Committee. The Nominating Committee will consider nominations of persons for election as directors that are submitted by stockholders in writing in accordance with certain requirements set forth in the Company’s bylaws.

     Audit Committee. As of February 13, 2003, the name of the Audit and Examining Committee was changed to the Audit Committee. The Audit Committee of the Company and the Bank, which was formed in 1998, is composed of four outside directors (Ronald S. McMeekin, Dr. Godwin Wong, Joseph S. Wu and Li-Lin Ko) all of whom are independent of the Company and the Bank, as defined by the listing standards of The Nasdaq Stock Market. The Audit Committee met 5 times in 2002. The Board of Directors has determined, in its business judgment, that at least one member of the Audit Committee is a financial expert. The Audit Committee is responsible for reporting to the Board on the general financial condition of the Company and the Bank and the results of the annual audit, and is responsible for ensuring that the Company’s and the Bank’s activities are conducted in accordance with applicable laws and regulations, including those pertaining to compliance.

Report of the Audit Committee

     The report of the Audit Committee shall not be deemed soliciting material and shall not be deemed filed or incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that the report is specifically incorporated by reference.

     In accordance with its charter adopted by the Board of Directors on July 12, 2001, the Audit Committee assists the Board of Directors in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of the Company and the Bank and their systems of internal controls.

     In discharging its oversight responsibility for the audit process, each year the Audit Committee obtains from its independent accountants a formal written statement describing their relationships with the Company that might bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discusses with the accountants any relationships that may impact their objectivity and independence, and satisfies itself on the accountants’ independence.

     The Audit Committee reviews with the Company’s internal auditors and independent accountants the overall scope and plans for their respective audits and the results of internal audit examinations. The Audit Committee also discusses with management, the internal auditors and the independent accountants the quality and adequacy of the Company’s internal controls and the overall quality of the Company’s financial reporting process.

     On an annual basis, the Audit Committee discusses and reviews with its independent accountants communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discusses and reviews the results of the independent accountants’ examination of the consolidated financial statements. In addition, the Audit Committee considers the compatibility of nonauditing services provided to the Company and the Bank with the accountants’ independence in performing their auditing functions.

     The Audit Committee reviews and discusses interim financial information contained in quarterly reports and earnings announcements with management and independent accountants prior to public release. The Audit Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2002, with management and the independent accountants. Management has the responsibility for the preparation of the

Company’s consolidated financial statements and the independent accountants have the responsibility for the audit of those statements.

     Based on the above mentioned reviews and discussions with management and the independent accountants, the Audit Committee recommends to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee also recommends the reappointment, subject to stockholder approval, of the independent accountants, and the Board of Directors concurs with such recommendation. The Audit Committee is in the process of revising its charter to conform to recent changes in the law.

Dated: February 13, 2003

The Audit Committee

Ronald S. McMeekin	Dr. Godwin Wong	Li-Lin Ko	Joseph S. Wu
Chairman

Independent Accountant Fees

     The following table sets forth the aggregate fees billed to the Company and the Bank for professional services rendered by the independent accountants for the year ended December 31, 2002:

Audit Fees	$450,000
Financial Information Systems Design and Implementation Fees	$0
All Other Fees	$968,738

Supplementary Information Regarding Independent Accountant Fees

     The following supplementary information is provided in addition to the required disclosures set forth above to present additional information and disclosure regarding services provided by the Company’s independent accountants for the year ended December 31, 2002.

Audit fees:
Audit fees	$450,000
Comfort letters and registration	136,500
statements
Statutory audits required by regulations	20,000

Audit fees total	606,500

Audit-related fees:
Employee benefit plan audits	11,500

Tax fees:
Fees for permissible tax services	367,637

Other fees:
Internal audit services	351,225
All other services	81,876
Total other fees	433,101

Total fees	$1,418,738

     As set forth in the foregoing tables, the Company obtains services from its accountants in addition to the annual financial statement audits. These services principally include tax services and internal audit services, performed in compliance with the provisions of SEC rulemaking “Audit Committee Disclosures” dated December 22, 2000. However, as discussed in the following paragraph, PricewaterhouseCoopers LLP no longer performs these services for the Company.

     It was concluded during the past year that the independent accountant and the internal audit outsourcing services of the Company and the Bank should not be undertaken by the same firm. For 2003, KPMG LLP has been retained to perform the internal audit outsourcing services.

     As before, the Company reviews its relationship with the independent accountant in terms of audit independence and to ensure the continued quality and independence of its financial statement audits.

Directors’ Compensation

     Directors’ Fees. The outside directors Li-Lin Ko, Ronald S. McMeekin, Dr. Godwin Wong and Joseph S. Wu of the Company and the Bank received an annual retainer of $30,000. Michael Tun Zan, who has been an outside director since April 25, 2002 of the Company and the Bank, received a pro rata retainer of $22,500 in 2002. No committee meeting fees were paid by the Company or the Bank in 2002. Ronald S. McMeekin, Dr. Godwin Wong, Joseph S. Wu and Li-Lin Ko each received additional directors’ fees of $30,000 for 2002 and Michael Tun Zan received an additional director’s fee of $22,500 since he became a director on April 25, 2002. Thomas S. Wu does not receive any additional compensation for serving as Chairman of the Company and the Bank, and Jonathan H. Downing does not receive any additional compensation for serving as a director of the Company and the Bank.

     Option Plan. The Company has adopted the Stock Option Plan (approved by the stockholders on July 30, 1998 and amended as of April 29, 1999, and April 26, 2001), under which all directors who are not employees of the Company are eligible to receive options to purchase Common Stock. The following table sets forth certain information with respect to non-statutory stock options granted under the Stock Option to the outside directors in 2002.

Name	Number of Shares of Common Stock		Exercise Price
	Underlying Options Granted (#)		($/share) (3)

Ronald S. McMeekin	28,200	(1)	$28.78
Michael Tun Zan	24,000	(2)	$39.56
Dr. Godwin Wong	30,700	(1)	$28.78
Joseph S. Wu	6,000	(1)	$28.78

Total	88,900

(1)	The options vest in three equal annual installments commencing on January 10, 2003.

(2)	The options vest in three equal annual installments commencing on April 25, 2003.

(3)	The exercise price of each option is the fair market value of the Common Stock as of the date of grant.

Compensation Committee Interlocks and Insider Participation

     The Human Resources Committee since July 11, 2002, is currently composed of Joseph S. Wu, Michael Tun Zan and Dr. Godwin Wong. Prior to July 11, 2002, the Human Resources Committee in 2002 was composed of Joseph S. Wu, Li-Lin Ko, Ronald S. McMeekin and Dr. Godwin Wong.

Executive Compensation

     The report of the Human Resource Committee and the stock performance graph shall not be deemed filed or incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, except to the extent the report is specifically incorporated by reference.

     Human Resources Committee Report on Executive Compensation. Under rules established by the Securities and Exchange Commission (“SEC”), the Company is required to provide certain data and information with regard to the compensation and benefits provided to the Company’s Chief Executive Officer and other executive officers of the Company for the year ended December 31, 2002. The following discussion addresses compensation information relating to the President and Chief Executive Officer and the executive officers of the Company and the Bank for 2002 and sets forth the report of the Human Resources Committee of the Company and the Bank (collectively the “HR Committee”). The disclosure requirements for the President and Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals.

     The following policies and procedures were utilized to determine executive compensation levels for 2002:

     Compensation Policies and Procedures. The compensation policy of the Company and Bank is designed to attract and retain highly qualified personnel and to provide meaningful incentives for measurable performance. The HR Committee reviews and recommends to the Board of Directors compensation for executive officers of the Company and Bank, the adoption, amendment and implementation of incentive compensation plans, stock option plans, and other benefit plans and programs for the Company and Bank.

     The HR Committee annually reviews and evaluates base salary and annual bonuses for all executive officers, and in conducting such reviews places primary consideration upon the recommendations of the President and Chief Executive Officer, along with the rationale for such recommendations, with the exception of the compensation review of the President and Chief Executive Officer. The President and Chief Executive Officer does not participate in the HR Committee’s decision for his own compensation package. In establishing individual compensation levels, the HR Committee considers the Company’s and Bank’s overall objectives and performance, peer group comparisons and individual performance.

     The HR Committee adopted the following goals in establishing executive compensation: (1) attracting, retaining and rewarding highly qualified and productive persons; (2) relating compensation to the performance of both the individual and the Company and the Bank; and (3) establishing compensation levels that are internally equitable and externally competitive.

     The HR Committee generally utilizes internal and/or external surveys of compensation paid to executive officers performing similar duties for depository institutions and their holding companies with particular focus on the level of compensation paid by comparable institutions in the

San Francisco Bay Area and the Los Angeles Metropolitan Area. In this regard, the HR Committee utilizes internal surveys with respect to its executive officers and attempted to make compensation levels commensurate with levels paid to officers of similar publicly traded financial institutions.

     Although the HR Committee’s recommendations are discretionary and no specific formula is used for decision making, salary increases are aimed at reflecting the overall performance of the Company and Bank and the performance of the individual executive officer.

     Merit Increase. Merit increases are designed to encourage management to perform at consistently high levels. Salaries for executives are reviewed by the HR Committee on an annual basis and may be increased at that time based on the HR Committee’s agreement that the individual’s overall contribution to the Company merits recognition. The salary adjustments reflected in the summary Compensation Table were also affected in the case of executive officers other than the Chief Executive Officer, by the evaluation of individual contributions to the Company as provided to the HR Committee by the Chief Executive Officer.

     Bonus. Bonuses for executives are intended to be used as an incentive to encourage management to perform at a high level or to recognize a particular contribution by an employee or exceptional company performance.

     For 2002, the Company and Bank did not maintain a cash bonus plan and all bonuses paid to executives, other than the Chief Executive Officer, were discretionary and determined by an initial recommendation of the Chief Executive Officer and reviewed and evaluated by the HR Committee. In determining the amount of the bonuses, the HR Committee primarily considered the profitability of the Company and Bank and the entire compensation package of the executive officers. In 2002, the Bank accrued a portion of its net operating income for the purpose of paying discretionary bonuses recommended by the HR Committee and approved by the Board of Directors. For 2002, the HR Committee specifically considered the Bank’s level of funds available for the payment of bonuses, the base salary increase of each executive officer and corporate events during 2002 including acquisitions by the Bank which required additional effort by the executive officers of the Company and Bank.

     Stock Options. The HR Committee believes that stock ownership by management is beneficial in aligning management and stockholders’ interests with respect to enhancing stockholder value. Stock options are also important in continuing to attract, retain, and motivate qualified employees and also provide them with a proprietary interest in the Company as an incentive to contribute to the success of the Company, promote the attention of management to other stockholders’ concerns and reward employees for outstanding performance. Pursuant to the Stock Option Plan, awards for the named executive officers were made as set forth in the Summary Compensation Table and the table contained in the Option Grants During Year Ended December 31, 2002 section.

     Chief Executive Officer. In evaluating the compensation of Mr. Thomas S. Wu, the HR Committee addressed Mr. Wu’s leadership skills, achievements and the performance of the Company and the Bank in 2002. Under his guidance, the Bank again achieved record loan originations and core deposits, all contributing to 2002’s record earnings, while the Bank maintained excellent credit quality as measured by the low ratio of nonperforming loans to total loans. Notwithstanding the difficult economy, shareholder value continued to improve as evidenced by the appreciation in stock.

     Upon the recommendation of the HR Committee, the Company and the Bank awarded special, one-time bonuses to those in the senior management team who made special outstanding contributions to the successful implementation of the Company’s acquisition strategies, including the acquisition of Bank of Canton of California (“BCC”). Such awards were particularly warranted in light of the significant strategic benefits that the Company is likely to derive from the acquisition of BCC.

The Human Resources Committee

Joseph S. Wu Chairman	Michael Tun Zan	Dr. Godwin Wong

Summary Compensation Table

     The following shows, for the years ended December 31, 2002, 2001 and 2000, the cash compensation paid by the Company and the Bank as well as certain other compensation paid for those years, to the Chief Executive Officer and the other four most highly compensated executive officers at the Company (the “Named Executive Officers”).

	Annual Compensation				Long-Term Compensation

					Awards			Payouts

Name and Principal	Year	Salary	Bonus(1)	Other Annual	Restricted	Securities		LTIP	All Other
Position				Compensation	Stock	Underlying		Payouts	Compensation
				(2)	Awards	Options/SARs

Thomas S. Wu Chairman, President	2002	$500,000	$800,000	—	—	—		—	$800,000	(5)
and Chief Executive	2001	$400,000	$550,000	—	—	400,000	(3)	—	$7,586
Officer	2000	$300,000	$400,000	—	—	—		—	—

Jonathan H. Downing Executive Vice President, Chief	2002	$216,000	$225,000	—	—	—		—	$100,000	(5)
Financial Officer	2001	$200,004	$200,000	—	—	120,000	(3)	—	$648
and Director	2000	$187,248	$150,000	—	—	—		—	—

Louis E. Barbarelli Executive Vice	2002	$180,000	$100,000	—	—	—		—	$50,000	(5)
President and Chief	2001	$171,072	$100,000	—	—	70,000	(3)	—	$554
Information Officer	2000	$158,400	$100,000	—	—	6,000	(4)	—	—

Sylvia Loh Executive Vice President and	2002	$180,000	$120,000	—	—	—		—	—
Director of	2001	$165,996	$135,000	—	—	75,000	(3)	—	$538
Commercial Banking	2000	$156,600	$85,000	—	—	—		—	—

William T. Goldrick Executive Vice President	2002	$150,000	$110,000	—	—	—		—	$10,000	(5)
and Chief Credit	2001	$128,796	$100,000	—	—	60,000	(3)	—	$417
Officer	2000	$114,996	$80,000	—	—	4,000	(4)	—	—

(1)	The referenced bonus represents a performance bonus for the years ended December 31, 2002, 2001 and 2000.
(2)	For 2002, 2001 and 2000, there were no perquisites with an aggregate value over the lesser of $50,000 or 10% of the individual’s total salary and bonus for the year or other compensation that would otherwise require disclosure in this column.
(3)	The stock option grants in 2001 for the Named Executive Officers provide that 1/3 of the total options granted vest annually over three (3) years commencing on April 26, 2002 at an exercise price of $24.61 per share.
(4)	The stock option grants in 2000 for the Named Executive Officers provide that 1/3 of the total options granted vest annually over three (3) years commencing on January 12, 2001 at an exercise price of $10.00 per share.
(5)	The referenced compensation represents a success bonus for the acquisition of Bank of Canton of California.

Employment and Change in Control Agreements

     The Bank and the Company have entered into employment agreements with Thomas S. Wu, Chairman, President and Chief Executive Officer of the Company and the Bank (the “Executive”). These employment agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of the Executive.

     The employment agreements provide for a three-year term. The Bank employment agreement provides that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors will review the agreement and the Executive’s performance for purposes of determining whether to extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the Executive. The term of the Company employment agreement shall be extended on a daily basis unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the Executive. The agreements provide that the Executive’s base salary will be reviewed at least annually. In addition to the base salary, the agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The agreements provide for termination by the Bank or the Company for cause as would be defined in the agreements, at any time. In the event the Bank or the Company chooses to terminate the Executive’s employment for any reasons other than for cause, or in the event of the Executive’s resignation from the Bank and the Company upon: (i) failure to re-elect the Executive to Executive’s current offices; (ii) a material change in the Executive’s functions, duties or responsibilities; (iii) a relocation of the Executive’s principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Bank or the Company; (v) a breach of the agreement by the Bank or the Company; or (vi) a material reduction in the benefits to the Executive from those being provided as of the effective date; the Executive or, in the event of death, the Executive’s beneficiary, would be entitled to receive an amount equal to the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive’s behalf to any employee benefit plans of the Bank or the Company during the remaining term of the agreement. The Bank and the Company would also continue and pay for the Executive’s life, health and disability insurance coverage for the remaining term of the agreement.

     Under the agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company as defined in the employment agreements, it is expected that, the Executive, or, in the event of the Executive’s death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining terms of the agreement; or (ii) three times the highest annual compensation paid for the three preceding years. It is expected that the Bank and the Company would also continue the Executive’s life, health and disability insurance coverage for 36 months.

     The Bank and the Company have entered into three-year termination and change in control agreements (“CIC Agreements”) with certain other executive officers (the “Officers”) of the Company and the Bank. The CIC Agreements provide that commencing on the first anniversary date and continuing on each anniversary thereafter, the Bank’s CIC Agreements may be renewed by the Board of Directors for an additional year. The Company’s CIC Agreements are similar to the Bank’s CIC Agreements except that the term of the Company’s CIC Agreements shall be extended on a daily basis. The CIC Agreements provide that in the event voluntary or involuntary termination follows a change in control of the Bank or the Company, unless termination is for cause, the Officer or, in the event of death, the Officer’s beneficiary, would be entitled to receive a severance payment equal to three times the Officer’s highest annual compensation for the three years preceding the change in control. The Bank would also continue, and pay for, the Officer’s life, health and disability insurance coverage for the remaining term of the agreements. Payments to the Officer under the Bank’s CIC Agreements are guaranteed by the Company in the event that payments of benefits are not paid by the Bank. The CIC Agreements also provide that if an Officer is terminated during the existence of the CIC Agreement for any reason other than retirement, cause (as defined in the CIC Agreements), death or permanent disability, but prior to any change in control of the Company or the Bank, the Officer shall be paid a severance payment equal to the highest annual compensation paid to such Officer for the three preceding years.

     In the event of a change in control, total payments to the Executive and the Officers under the employment agreements and the CIC Agreements, based solely on current base salary, would be $4,511,244.

Option Grants During Year Ended December 31, 2002

     The Company did not grant any options under the Stock Option Plan to the Named Executive Officers in 2002.

     The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of December 31, 2002. Also reported are the values for “in-the-money” options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

Aggregate Year-End Option/SAR Exercises and Values

			Number of Securities		Unexercised
			Underlying Unexercised		In the Money
			Options/SARs at		Options/SARs at
			Fiscal Year-End(#)(1)		Fiscal Year-End($)(2)(3)

	Shares
	Acquired
	On	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas S. Wu	0	0	333,334	266,666	$9,368,678.56	$4,757,321.44
Jonathan H. Downing	0	0	120,000	80,000	$3,509,600.00	$1,427,200.00
Sylvia Loh	0	0	145,000	50,000	$4,640,000.00	$892,000.00
Louis E. Barbarelli	0	0	53,338	102,004	$1,454,918.36	$897,421.44
William T. Goldrick	0	0	23,337	41,333	$470,095.65	$756,855.85

(1)	The options in this table have exercise prices ranging from $7.50 to $24.61.
(2)	The price of the Common Stock on December 31, 2002 was $42.45.
(3)	Based on the market value of the underlying Common Stock at fiscal year-end, minus the exercise price.

401(k) Plan

     The Bank maintains a 401(k) Plan, a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). The 401(k) Plan provides participants with retirement benefits and may also provide benefits upon death, disability or termination of employment with the Bank. Salaried, hourly and commission-paid employees are eligible to participate in the 401(k) Plan following the completion of three (3) months of employment and must be at least twenty-one (21) years of age. Participants may make elective salary reduction contributions to the 401(k) Plan up to the lesser of 15% of the participant’s compensation (as defined in the 401(k) Plan) or the legally permissible limit (currently $12,000 for under 50 years of age and $14,000 for 50 years of age or over) imposed by the Code. The Bank makes a matching employer contribution for employees which is equal to an amount of up to 50% of the employee contribution up to a maximum contribution of $2,000 per year. The matching contribution vests over a period of five (5) years. The 401(k) Plan permits participants to direct the investment of their 401(k) Plan account into various investment alternatives. Enrollment in the 401(k) Plan is limited to the beginning of a calendar quarter.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation	2,490,770	$20.0826	222,123
plans approved by security holders

Equity compensation	—	—	—
plans not approved by security holders

Total	2,490,770	$20.0826	222,123

Executive Deferred Compensation Plan

     The Bank maintains an Executive Deferred Compensation Plan (the “Executive Plan”) for the purpose of providing supplemental retirement benefits to a select group of executives and highly compensated employees in consideration of prior services rendered and as an inducement for their continued services in the future. The Executive Plan is intended to be a top-hat plan, exempt from the participation, vesting, funding, and fiduciary requirements of Title I of ERISA, pursuant to ERISA §§201(2), 301(a)(3) and 401(a)(1). The Executive Plan participants have the status of general unsecured creditors of the Bank, and the arrangements under the Executive Plan constitute a mere promise by the Bank to pay benefits in the future. The Bank and the participants in the Executive Plan intend for the arrangements under the Executive Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The interest rate to be paid on the deferred amounts under the Executive Plan shall not be less than the prime rate published in the “Wall Street Journal” as of December 31 of the preceding year.

Director Deferred Compensation Plan

     In January of 2003, a Director Deferred Compensation Plan (the “Director Plan”) for the purpose of providing supplemental retirement benefits to outside directors in consideration of prior services rendered and as an inducement for their continued services in the future was adopted. The Director Plan is intended to be a top-hat plan, exempt from the participation, vesting, funding, and fiduciary requirements of Title I of ERISA, pursuant to ERISA §§201(2), 301(a)(3) and 401(a)(1). The Director Plan participants have the status of general unsecured creditors of the Bank, and the arrangements under the Director Plan constitute a mere promise by the Bank to pay benefits in the future. The Bank and the participants in the Director Plan intend for the arrangements under the Director Plan be unfunded for tax purposes and for purposes of

Title I of ERISA. The interest rate to be paid on the deferred amounts under the Director Plan shall not be less than the prime rate published in the “Wall Street Journal” as of December 31 of the preceding year.

Section 16 Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s officers (as defined in regulations promulgated by the SEC thereunder) and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of copies of all reports of ownership furnished to the Company, or written representations that no forms were necessary, the Company believes that during the last year its officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements with one exception. Due to an administrative oversight by the Company, a Form 3 for Michael Tun Zan, a new director, reporting one transaction was not filed on a timely basis.

Stock Performance Graph

     The following graph shows a comparison of stockholder return on the Company’s Common Stock based on the market price of Common Stock assuming the reinvestment of dividends, with the cumulative total returns for the companies on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Bank Stocks Index. The data used to prepare the graph were prepared by the Center for Research in Security Prices (“CRSP”) at the University of Chicago Graduate School of Business. The graph was derived from a limited period of time, and, as a result, may not be indicative of possible future performance of the Company’s Common Stock.

Comparison of Five-Year Cumulative Total Returns
Performance Graph for UCBH Holdings, Inc.
November 5, 1998 – December 31, 2002

Summary

Index	Period ending

	11/1998	12/1998	12/1999	12/2000	12/2001	12/2002

UCBH Holdings, Inc.	100.0	93.4	144.9	330.9	405.9	609.0
Nasdaq Stock Market (U.S. Companies)	100.0	120.0	222.5	133.9	106.3	73.5
Nasdaq Bank Stocks SIC 6020-6029, 6710-6719 U.S. & Foreign	100.0	101.2	97.2	110.9	120.1	122.8

Notes:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.	The indices are reweighted daily, using the market capitalization on the previous trading day.

C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D.	Assumes that the value of the investment in the Company’s Common Stock and each index was $100 on 11/05/1998 and that all dividends were invested.

Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission. All rights reserved. ©Copyright 2003.

PROPOSAL 2.
APPROVAL OF AMENDMENT TO THE
UCBH HOLDINGS, INC. 1998 STOCK OPTION PLAN

     The Company’s 1998 Stock Option Plan (the “Plan”) was approved by the stockholders on July 30, 1998 and amended as of April 29, 1999 and April 26, 2001. An aggregate of 3,733,332 shares of Common Stock are currently reserved for issuance under the Plan. As of December 31, 2002, options for 3,874,850 shares have been awarded under the Plan; however, options for 363,641 shares have been canceled. As of December 31, 2002, 222,123 shares remain available for issuance under the Plan. All of the options that have been awarded, as of December 31, 2002, have an exercise price ranging from $7.50 to $39.56, which was not less than the fair market value on the respective date of grant. The Board of Directors believes that the availability of an adequate number of shares in the share reserve of the Plan is an important factor in continuing to attract, retain and motivate qualified employees and non-employee directors essential to the success of the Company and its subsidiaries and the options also provide these persons with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward employees for outstanding performance. In particular, the Board believes that having additional options available for grant under the Plan is important to retain and motivate new employees acquired in the recent acquisition of the Bank of Canton of California. Accordingly, the Board of Directors has adopted, subject to stockholder approval, an increase in the number of shares of Common Stock underlying the Plan by 1,050,468 shares. As a result, the total number of shares reserved under the Plan would be 4,783,800 shares, or 9,567,600 after the two-for-one stock split to be effected in the form of a stock dividend on April 8, 2003 (the “Stock Split”).

Revision to Plan

     The Board of Directors has approved, subject to stockholder ratification, the following amendment to Section 4 of the Plan:

     “4. STOCK SUBJECT TO THE PLAN.

     Subject to adjustment as provided in Section 14, the maximum number of shares reserved for Awards under the Plan is 9,567,600 shares of the Common Stock. These shares of Common Stock may be either authorized but unissued shares or authorized shares previously issued and reacquired by the Company. To the extent that Awards are granted under the Plan, the shares underlying such Awards will be unavailable for any other use including future grants under the Plan except that, to the extent that Awards terminate, expire, are forfeited or are canceled without having been exercised (in the case of Limited Rights, exercised for cash), new Awards may be made with respect to these shares.”

     The following is a summary of the material terms of the Plan which is qualified in its entirety by the complete provisions of the Plan, which is on file with the Securities and Exchange Commission as Exhibit 10.5 to the Company’s Form 10-Q for the quarter ended March 31, 2001 (SEC File No. 0-24947), filed on May 3, 2001.

General

     The Plan authorizes the granting of options to purchase Common Stock and option-related awards (collectively “Awards”). Subject to certain adjustments to prevent dilution of Awards to participants, the maximum number of shares reserved for purchase pursuant to the exercise of option and option-related Awards under the Plan is presently 3,733,332 shares and this proposal would raise the maximum number of shares to 4,783,800. After the Stock Split, the maximum number of shares reserved under the Plan will be 9,567,600. All officers, other employees and outside directors of the Company and its affiliates, are eligible to receive Awards under the Plan. The Plan will be administered by a committee (the “Committee”). Authorized but unissued shares or shares previously issued and reacquired by the Company may be used to satisfy Awards under the Plan. The exercise of options granted under the Plan will result in an increase in the number of shares outstanding, and may have a dilutive effect on the holdings of existing stockholders. The Plan will be in effect for a period of ten years from the date of adoption by the Board of Directors.

Awards

     Types of Awards. The Plan authorizes the grant of Awards to employees and outside directors in the form of: (i) options to purchase the Company’s Common Stock intended to qualify as incentive stock options under Section 422 of the Code (options which afford tax benefits to the recipients upon compliance with certain conditions and which do not result in tax deductions to the Company), referred to as “Incentive Stock Options”; (ii) options that do not so qualify (options which do not afford income tax benefits to recipients, but which may provide tax deductions to the Company), referred to as “Non-statutory Stock Options”; and (iii) limited rights which are exercisable only upon a change in control of the Company (as defined in the Plan) (“Limited Rights”).

     Options. The Board of Directors (as of December 31, 2002) has granted options for 3,874,850 shares, of which options for 363,641 shares have been canceled, to employees (including executive officers) and to outside directors at an exercise price of ranging from $7.50 to $39.56 per share under the Stock Option Plan. One million two hundred seventy-two thousand five hundred ninety-one (1,272,591) shares prior to the Stock Split, or 2,545,182 shares after the Stock Split, will be reserved and available under the Stock Option Plan for future grants to employees and/or outside directors if this Proposal is approved. All options granted to employees will be qualified as Incentive Stock Options to the extent permitted under Section 422 of the Code. Incentive Stock Options, at the discretion of the Committee with the concurrence of the holder, may be converted into Non-Statutory Stock Options. Pursuant to the Plan, the Committee has the authority to determine the date or dates on which each stock option shall become exercisable. The exercise price of all Incentive Stock Options must be 100% of the fair market value of the underlying Common Stock at the time of grant, except as provided below. The exercise price may be paid in cash or in Common Stock at the discretion of the Committee. See “Payout Alternative” and “Alternative Option Payments.” All stock options granted in 2000 had an exercise price ranging from $20.00 to $34.00. All stock options granted in 2001 had an exercise price ranging from $22.6250 to $31.05. Options for 269,300 shares were granted in 2002 to employees and outside directors, and all options granted in 2002 had an exercise price ranging from $28.78 to $39.56. The options become exercisable in three equal annual installments. The first third of options granted in 2000, 2001 and 2002 become exercisable one year after the date of grant, and in equal annual installments thereafter.

     Incentive Stock Options may only be granted to employees. In order to qualify as Incentive Stock Options under Section 422 of the Code, the exercise price must not be less than 100% of the fair market value on the date of grant and the term of the option may not exceed ten years from the date of grant. Incentive Stock Options granted to any person who is the beneficial owner of more than 10% of the outstanding voting stock may be exercised only for a period of five years from the date of grant and the exercise price must be at least equal to 110% of the fair market value of the underlying Common Stock on the date of grant.

     Termination of Employment. Options granted under the Plan may be exercised at such time as the Committee determines, but in no event shall an option be exercisable more than ten years from the date of grant (or five years from date of grant in the case of Incentive Stock Options for a 10% owner). The Committee in its discretion may determine the time frame in which options may be exercised and may redesignate Incentive Stock Options as Non-statutory Stock Options.

     Upon the termination of an employee’s or outside director’s employment or service in the event of disability, change in control or death, all Non-statutory Stock Options shall immediately vest and become exercisable for one year after such termination, and in the event of termination for cause or termination of employment or service for any other reason including retirement or voluntary resignation, all vested Non-Statutory Stock Options as of the date of termination of employment or service shall be exercisable for a period of one year. Any unvested Non-Statutory Stock Options at that time shall become null and void.

     Upon the termination of an employee’s employment in the event of disability, change in control, retirement or death, all Incentive Stock Options shall immediately vest and become exercisable for one year after such termination (however, in the event of a change in control or retirement, exercising after three months will result in loss of incentive stock option treatment under the Code), and in the event of termination for cause or termination of employment for any other reason including voluntary resignation, all vested Incentive Stock Options as of the date of termination of employment shall be exercisable for a period of one year. Any unvested Incentive Stock Options at that time shall become null and void.

     Limited Rights. Limited Rights are related to specific options granted and become exercisable in the event of a change in control of the Bank or the Company. Upon exercise, the optionee will be entitled to receive in lieu of purchasing the stock underlying the option, a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of Common Stock subject to the option on the date of exercise of the right less any applicable tax withholding.

     Option Grants. It is currently intended that the options proposed to be granted will include Limited Rights and will vest either upon grant or over a period of time as determined by the Committee in its sole discretion; provided, however, that all options, whether or not then exercisable, will be immediately exercisable in the event the optionee’s employment or service is terminated due to death, disability, a change in control, or, in the case of employees, retirement. The exercise price of all such options will be 100% of the fair market value of the underlying Common Stock at the time of grant.

     As of February 28, 2003, the fair market value per share of Common Stock was $42.10.

Tax Treatment

     An optionee will generally not be deemed to have recognized taxable income upon grant or exercise of any Incentive Stock Option, provided that shares transferred in connection with the exercise are not disposed of by the optionee for at least one year after the date the shares are transferred in connection with the exercise of the option and two years after the date of grant of the option. If the holding periods are satisfied, upon disposal of the shares, the aggregate difference between the per share option exercise price and the fair market value of the Common Stock is recognized as income taxable at long term capital gains rates. No compensation deduction may be taken by the Company as a result of the grant or exercise of Incentive Stock Options, assuming these holding periods are met.

     In the case of the exercise of a Non-statutory Stock Option, an optionee will be deemed to have received ordinary income upon exercise of the stock option in an amount equal to the aggregate amount by which the per share exercise price is exceeded by the fair market value of the Common Stock. In the event shares received through the exercise of an Incentive Stock Option are disposed of prior to the satisfaction of the holding periods (a “disqualifying disposition”), the exercise of the option will be treated as the exercise of a Non-statutory Stock Option, except that the optionee will recognize the ordinary income for the year in which the disqualifying disposition occurs. The amount of any ordinary income deemed to have been received by an optionee upon the exercise of a Non-statutory Stock Option or due to a disqualifying disposition will be a deductible expense of the Company for tax purposes.

     In the case of Limited Rights, the option holder would have to include the amount paid to him upon exercise in his gross income for federal income tax purpose in the year in which the payment is made and the Company would be entitled to a deduction for federal income tax purposes of the amount paid.

Payout Alternatives

     The Committee has the sole discretion to determine what form of payment it shall use in distributing payments for all Awards. If the Committee requests any or all participants to make an election as to form of payment, it shall not be considered bound by the election. Any shares of Common Stock tendered in payment of an obligation arising under the Plan or applied to tax withholding amounts shall be valued at the fair market value of the Common Stock. The Committee may use treasury stock, authorized but unissued stock or it may direct the market purchase of shares of Common Stock to satisfy its obligations under the Plan.

Alternate Option Payments

     The Committee also has the sole discretion to determine the form of payment for the exercise of an option. The Committee may indicate acceptable forms in the Award Agreement covering such options or may reserve its decision to the time of exercise. No option is to be considered exercised until payment in full is accepted by the Committee. The Committee may permit the following forms of payment for options: (a) in cash or by certified check; (b) through borrowed funds, to the extent permitted by law; or (c) by tendering previously acquired shares of Common Stock. Any shares of Common Stock tendered in payment of the exercise price of an option shall be valued at the Fair Market Value of the Common Stock on the date prior to the date of exercise.

Amendment

     The Board of Directors may amend the Plan in any respect, at any time, provided that no amendment may affect the rights of an Award holder (“Awardholder”) without his or her permission.

Adjustments

     In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Company, or in the event a capital distribution is made, the Committee may make such adjustments to previously granted Awards, to prevent dilution, diminution or enlargement of the rights of the Awardholder. All Awards under this Stock Option Plan shall be binding upon any successors or assigns of the Company.

New Plan Benefits

     The Company cannot now determine the number of options to be received in the future by the Named Executive Officers, non-employee directors, all current executive officers as a group or all employees (including current officers who are not executive officers) as a group, as a result of the proposed increase in the number of shares reserved under the Stock Option Plan. See “Directors’ Compensation-Option Plan” and “Executive Compensation-Option Grants During Year Ended December 31, 2002” for the number of stock options granted under the Stock Option Plan to directors and Named Executive Officers during 2002. In 2002, all executive officers as a group were granted options to purchase a total of 60,000 shares, and all employees (excluding executive officers) as a group were granted options to purchase a total of 120,400 shares.

Stockholder Approval

     Under Delaware law and the Company’s bylaws, the affirmative vote of a majority of the votes present at the Meeting, in person or by proxy, and entitled to vote is required to constitute stockholder approval and ratification of this Proposal 2. Shares as to which the “ABSTAIN” box has been selected on the proxy card for such proposal will be counted in determining the total number of shares present and entitled to vote and will have the effect of a vote against such proposals. Shares underlying broker non-votes will not be counted as present and entitled to vote or votes cast and will have no effect on such proposals.

     Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted “FOR” approval of the amendment to the Company’s 1998 Stock Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
APPROVAL OF THE AMENDMENT TO THE COMPANY’S
1998 STOCK OPTION PLAN.

PROPOSAL 3.
APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     Under the present capital structure of the Company as set forth in the Amended and Restated Certificate of Incorporation, the Company has 100,000,000 authorized shares of capital stock, consisting of 90,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The Board of Directors believes that this capital structure is inadequate for the present and future needs of the Company in view of the Stock Split that will increase the outstanding Common Stock as of March 31, 2003 by twofold. Accordingly, the Board has approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of Common Stock from 90,000,000 to 180,000,000 shares (See Appendix A which is the Certificate of Amendment to the Amended and Restated Certificate of Incorporation). The increase in the number of authorized shares of Common Stock conforms with the increase in the number of outstanding shares of Common Stock resulting from the Stock Split to be effected by the Company as of April 8, 2003. The Board believes that this capital structure would provide the Company with more flexibility to issue, as needed, shares of its Common Stock for possible stock splits, stock dividends, acquisitions, financings and other corporate purposes.

Stockholder Approval

     Under Delaware law and the Company’s bylaws, the affirmative vote of a majority of the outstanding shares entitled to vote is required to constitute stockholder approval of this Proposal 3. Accordingly, shares as to which the “ABSTAIN” box has been selected on the proxy card with respect to this Proposal 3 will be counted as present and entitled to vote and shall have the effect of a vote against the proposal. Shares underlying broker non-votes shall be counted as present and entitled to vote on such proposal and shall have the effect of a vote against the proposal.

     Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted “FOR” approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY.

PROPOSAL 4.
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Company’s independent accountants for the year ended December 31, 2002 were PricewaterhouseCoopers LLP. The Company’s Audit Committee has reappointed PricewaterhouseCoopers LLP to continue as independent accountants for the Company for the year ending December 31, 2003, subject to ratification of such appointment by the stockholders.

     Representatives of PricewaterhouseCoopers LLP will be present at the Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Meeting.

     Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company.

     THE BOARD OF DIRECTORS ON BEHALF OF THE AUDIT COMMITTEE RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY.

ADDITIONAL INFORMATION

Stockholder Proposals

     To be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2004 Annual Meeting of Stockholders, a stockholder proposal must be received by the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders not later than November 25, 2003. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the Rules and Regulations under the Exchange Act.

Notice of Business to be Conducted at an Annual Meeting

     The bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Secretary of the Company which is received not less than one hundred twenty (120) calendar days prior to the date of the Company’s Proxy Statement released to the Stockholders in connection with the prior year’s annual meeting. In the case of next year’s annual meeting, notice by the stockholder must be received before the close of business on November 25, 2003. The advance notice by stockholders must include the stockholder’s name and address, as they appear on the Company’s record of stockholders, a brief description of the proposed business, the reason for conducting such business at the Meeting, the class and number of shares of the Company’s capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided as set forth in the Company’s bylaws.

Other Matters Which May Properly Come Before the Meeting

     The Board of Directors knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

     Whether or not you intend to be present at the Meeting, you are urged to return your proxy card promptly. If you are then present at the Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Meeting.

     A copy of the Form 10-K (without exhibits) for the year ended December 31, 2002 as filed with the Securities and Exchange Commission will be furnished without charge to beneficial owners of the Company’s Common Stock upon written request to Eileen Romero, Corporate Secretary, UCBH Holdings, Inc., 711 Van Ness Avenue, San Francisco, California 94102.

By Order of the Board of Directors,

/s/ Eileen Romero

Eileen Romero Corporate Secretary

San Francisco, California
March 24, 2003

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE
REQUESTED TO COMPLETE, DATE, SIGN AND PROMPTLY
RETURN THE ACCOMPANYING PROXY CARD IN THE
ENCLOSED POSTAGE-PAID ENVELOPE.

APPENDIX A

CERTIFICATE OF AMENDMENT

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

UCBH HOLDINGS, INC.

     UCBH Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

     DOES HEREBY CERTIFY:

     FIRST: That at a special meeting of the Board of Directors of UCBH Holdings, Inc. held on January 28, 2003, resolutions were duly adopted setting forth a proposed amendment to Article FOURTH, Section A of the Amended and Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that Article FOURTH, Section A of the Amended and Restated Certificate of Incorporation of UCBH Holdings, Inc. be and hereby is deleted and replaced with the following:

     FOURTH:

     A.     The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred ninety million (190,000,000) consisting of:

     1.     Ten million (10,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and

     2.     One hundred eighty million (180,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”).

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, UCBH Holdings, Inc. has caused this certificate, which amends the Amended and Restated Certificate of Incorporation and which has been duly adopted by the

Board of Directors of the Corporation and approved by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware, to be executed and attested by its duly authorized officer this      day of April 2003.

UCBH Holdings, Inc.

By:
Jonathan H. Downing Executive Vice President and Chief Financial Officer

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
REVOCABLE PROXY
UCBH HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
April 24, 2003
10:00 a.m. Pacific Time

     The undersigned hereby appoints Dr. Godwin Wong and Li-Lin Ko, the members of the proxy committee of the Board of Directors of UCBH Holdings, Inc. (the “Company”), each with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held on April 24, 2003 at 10:00 a.m. Pacific Time, at the Holiday Inn, San Francisco Financial District, 750 Kearny Street, Coit Tower Rooms I and II, San Francisco, California, and at any and all adjournments thereof (the “Annual Meeting”), as indicated on the reverse side.

     This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

(CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE)

^ FOLD AND DETACH HERE ^

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE
LISTED NOMINEES AND “FOR” EACH OF THE PROPOSALS.

Please mark your votes as indicated in this example	[X]

1.	The election of the following directors (except as marked to the contrary below).

FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below
[_]	[_]

01 Jonathan H. Downing, 02 Michael Tun Zan

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the number of that nominee on the line below.)

2.	The approval of the amendment to the 1998 Stock Option Plan to increase the number of shares reserved under the Plan to 9,567,600.	FOR [_]	AGAINST [_]	ABSTAIN [_]
3.	The approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of Common Stock to 180,000,000.	[_]	[_]	[_]
4.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2003.	[_]	[_]	[_]

     The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and of a Proxy Statement dated March 24, 2003 relating to this meeting and of the 2002 Annual Report to Stockholders.

     Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Dated

SIGNATURE OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

^ FOLD AND DETACH HERE ^